UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 17, 2005

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 18, 2005, Equinix RP II, LLC (“Equinix RP II”), a single member limited liability company wholly owned by Equinix Operating Co., Inc, (“Op Co”), a wholly owned subsidiary of Equinix, Inc. (“Equinix”), completed the acquisition from Trizec Realty, LLC, (“Seller”) of the office/warehouse complex known as the Beaumeade Business Park (“Park”) located in Ashburn, Virginia. The sale agreement for the Park had been entered into between Equinix and Seller, then assigned by Equinix to Equinix RP II prior to closing. Equinix RP II purchased the entire 32.6-acre Park containing six buildings; three of which we already lease. The total rentable square feet of the Park is approximately 461,700 and is currently 95% leased. The purchase price was $53 million dollars and was determined through negotiations with the Seller. The initial deposit of $10 million dollars was applied towards the purchase price, and the balance was paid in cash at closing. We will continue to operate our existing data centers within the Park. Equinix RP II intends to sell those buildings that will not be used for our expansion, and will evaluate opportunities to secure long-term financing on the retained buildings, either in the form of sale-leaseback or mortgage financing by year-end. Other than the previous landlord/tenant status, there is no material relationship between Seller and either Equinix, Op Co, or Equinix RP II.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

On October 17, 2005, Equinix elected to draw down a portion of the previously established $50 million dollar Silicon Valley Bank revolving credit facility (the “Facility”). Equinix elected to borrow $30 million dollars at a one-month LIBOR tenor with an all-in interest rate, inclusive of the applicable margin, of 5.72% per annum (the “Borrowing”). The Borrowing was used to fund a portion of the remaining balance of the purchase price of the Beaumeade Business Park, which transaction funded and closed on October 18, 2005 *(please refer to the Completion of Acquisition by Equinix RP II, LLC, as disclosed in Item 2.01 above).

Upon the one-month maturity date of the Borrowing, Equinix may elect to either repay all or a portion of the Borrowing, or convert the Borrowing to a new borrowing at either the then applicable one, three or six-month LIBOR rate or prime rate plus an applicable margin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: October 19, 2005	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer